Exhibit 99.1

Northern Genesis Acquisition Corp. Announces Pricing of $300,000,000 Initial Public Offering

Kansas City, MO, Aug. 17, 2020 (GLOBE NEWSWIRE) -- Northern Genesis Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, Tuesday, August 18, 2020, under the ticker symbol “NGA.U”. Each unit consists of one share of the Company’s common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable.  Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NYSE under the symbols “NGA” and “NGA WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities whose business model demonstrates clear commitments to sustainability and strong alignment with environmental, social and governance principles.

Raymond James & Associates, Inc. and EarlyBirdCapital, Inc. are acting as the joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Equity Syndicate, 1-800-248-8863, prospectus@raymondjames.com; or from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on August 17, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Admin@NorthernGenesis.com
Attn: Ken Manget
(416) 728-1195